Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Putnam Funds Trust

We consent to the use of our report dated December 13, 2019, with respect to the financial statements of Putnam Fixed Income Absolute Return Fund, a series of Putnam Funds Trust, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

February 22, 2021